Exhibit 5.1
600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

October 20, 2006

Board of Directors

Valero GP, LLC

One Valero Way

San Antonio, Texas  78249

Gentlemen:

We have acted as counsel to Valero L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 1,250,000 units representing limited partner interests in the Partnership (the “Common Units”), for issuance under the Valero GP, LLC Second Amended and Restated 2000 Long-Term Incentive Plan (the “Plan”).

As the basis for the opinion hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Plan, (b) the Third Amended and Restated Agreement of Limited Partnership of Valero L.P., as amended to date (the “Partnership Agreement”), and the Amended and Restated Certificate of Limited Partnership of Valero L.P., (c) certain records of the Partnership, (d) certificates of public officials and of officers or other representatives of the Partnership, (e) certain resolutions of the Board of Directors of Valero GP, LLC (“Valero GP”), a Delaware limited liability company and the general partner of Riverwalk Logistics, L.P. (“Riverwalk”), a Delaware limited partnership and the general partner of the Partnership, certified to us to be true and correct by Valero GP’s Secretary, and (f) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), and regulations as we have deemed necessary or advisable for the purposes of this opinion.  We have not independently verified any factual matter relating to this opinion.

In making our examination, we have assumed and have not verified that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.

Based on the foregoing and on such legal considerations as we deem relevant and subject to the qualifications and limitations set forth below, we are of the opinion that the Common

Units have been duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and non-assessable.

We express no opinion other than as to the federal laws of the United States of America and the Delaware Act (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).  For purposes of this opinion, we assume that the Common Units will be issued in compliance with all applicable state securities or Blue Sky laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.

Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time as the Registration Statement is declared effective.

Very truly yours,

/s/ Andrews Kurth LLP